Home Equity Loan-Backed Term Notes, GMACM Series 2001-HE1
Payment Date	05/28/2002

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	288,809,973.37	72,464,438.71
Beginning PFA	0.00	0.00
Ending Pool Balance	272,544,711.21	66,372,189.66
Ending PFA Balance	-	-
Principal Collections	16,067,016.86	6,074,756.03
Principal Draws	-	-
Net Principal Collections	16,067,016.86	6,074,756.03
Active Loan Count	9,596	1,479

Interest Collections	2,233,844.89	555,802.43

Weighted Average Loan Rate	9.94281%	9.95560%
Weighted Average Net Loan Rate Both Groups	9.3103%
Substitution Adjustment Amount	0.00	0.00
	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-I	282,864,773.84	266,630,187.81	0.5332604	16,234,586.03	1,454,396.38	0.00	0.4102	6.170%
Class A-II -1	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.970%
Class A-II -2	0.00	0.00	0.0000000	0.00	0.00	0.00	0	5.370%
Class A-II -3	18,453,615.50	12,315,503.48	0.5103391	6,138,112.02	87,654.67	0.00	0.018947	5.700%
Class A-II -4	27,166,000.00	27,166,000.00	1.0000000	0.00	140,357.67	0.00	0.041794	6.200%
Class A-II -5	9,210,000.00	9,210,000.00	1.0000000	0.00	52,036.50	0.00	0.014169	6.780%
Class A-II -6 NAS	15,371,000.00	15,371,000.00	1.0000000	0.00	78,776.38	0.00	0.023648	6.150%
A-IO (Notional)	65,000,000.00	65,000,000.00	1.0000000	0.00	433,333.33	0.00	0	8.000%

Certificates	-	-	-	-	272,447.37	-	-	-

Beginning Overcollateralization Amount	8,209,022.74
Overcollateralization Amount Increase (Decrease)	15,186.84
Outstanding Overcollateralization Amount	8,224,209.58
Overcollateralization Target Amount	8,224,209.58

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,103,644.38		37	0.40%
Delinquent Loans (60 Days)*	535,036.61		21	0.20%
Delinquent Loans (90 Days) *	187,078.24		6	0.07%
Delinquent Loans (120 Days) *	159,353.54		7	0.06%
Delinquent Loans (150 Days) *	162,268.90		4	0.06%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	0.00		0	0.00%

*Delinquency Figures Do Not Include Foreclosures, REO and Bankruptcy

			Number	Percent
Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	653,956.43		23	0.99%
Delinquent Loans (60 Days)*	223,169.22		6	0.34%
Delinquent Loans (90 Days) *	180,399.89		6	0.27%
Delinquent Loans (120 Days) *	-		0	0.00%
Delinquent Loans (150 Days) *	77,242.36		2	0.12%
Delinquent Loans (180+ Days) *	-		0	0.00%
REO	0.00		0	0.00%

*Delinquency Figures Do Not Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	1,430,188.37
Current Month Loss Amount	215,738.32
Current Month Principal Recovery	24,113.75
Net Ending Loss Amount	1,621,812.94	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Remaining CIA Balance to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Remaining PFA Balance to Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00